Rockwell Diamonds announces intention to file Form 15 to Suspend SEC reporting Requirements

March 29, 2012 Vancouver, BC – Rockwell Diamonds Inc. ("Rockwell" or the "Company") (TSX: RDI; JSE: RDI; OTCBB: RDIAF) announces its intention to file a Form 15F with the United States Securities and Exchange Commission (the "SEC"), and thereby voluntarily terminate the registration of its common shares under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company expects that termination of the registration of its common shares will become effective 90 days after the date of filing of the Form 15F with the SEC. However, as a result of the filing of the Form 15F, the Company's obligation to file certain reports with the SEC will be immediately suspended.

The Company's Board of Directors considered many factors in making this decision, including the low liquidity of the stock on the OTC Bulletin Board, the cost associated with preparing and filing periodic reports and other filings with the SEC; and the demands placed on management to comply with SEC reporting obligations. Accordingly, the Company believes that the costs associated with continuing the registration of its common shares under the Exchange Act outweigh the benefits received by the Company from maintaining its registration.

The Company will continue to meet its Canadian continuous disclosure obligations through filings with the applicable Canadian securities regulators. All of the Company's filings can be found under the Company's profile at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Rockwell will maintain its primary listing on the Toronto Stock Exchange (TSX: RDI) and its secondary inward listing on the JSE Limited (JSE:RDI).

For further information on Rockwell and its operations in South Africa, please contact:

James Campbell	CEO	+27 (0)83 457 3724
Stéphanie Leclercq	Investor Relations	+27 (0)83 307 7587

About Rockwell Diamonds:

Rockwell is engaged in the business of operating and developing alluvial diamond deposits, with a goal to become a mid-tier diamond production company. The Company has three existing operations, which it is progressively optimizing, two development projects and a pipeline of earlier stage properties with future development potential.

Rockwell also evaluates merger and acquisition opportunities which have the potential to expand its mineral resources and production profile and would provide accretive value to the Company.

No regulatory authority has approved or disapproved the information contained in this news release. Forward Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking information" within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include uncertainties and costs related to exploration and development activities, such as those related to determining whether mineral resources exist on a property; uncertainties related to expected production rates, timing of production and cash and total costs of production and milling; uncertainties related to the ability to obtain necessary licenses, permits, electricity, surface rights and title for development projects; operating and technical difficulties in connection with mining development activities; uncertainties related to the accuracy of our mineral resource estimates and our estimates of future production and future cash and total costs of production and diminishing quantities or grades if mineral resources; uncertainties related to unexpected judicial or regulatory procedures or changes in, and the effects of, the laws, regulations and government policies affecting our mining operations; changes in general economic conditions, the financial markets and the demand and market price for mineral commodities such and diesel fuel, steel, concrete, electricity, and other forms of energy, mining equipment, and fluctuations in exchange rates, particularly with respect to the value of the US dollar, Canadian dollar and South African Rand; changes in accounting policies and methods that we use to report our financial condition, including uncertainties associated with critical accounting assumptions and estimates; environmental issues and liabilities associated with mining and processing; geopolitical uncertainty and political and economic instability in countries in which we operate; and labour strikes, work stoppages, or other interruptions to, or difficulties in, the employment of labour in markets in which we operate our mines, or environmental hazards, industrial accidents or other events or occurrences, including third party interference that interrupt operation of our mines or development projects.

For further information on Rockwell, Investors should review Rockwell's annual Form 20-F filing with the United States Securities and Exchange Commission www.sec.com and the Company's home jurisdiction filings that are available at www.sedar.com.